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                                                              EXHIBIT 10(b)
    MINE SAFETY APPLIANCES COMPANY
    EXECUTIVE INSURANCE PROGRAM
    As Amended June 24, 1992


    Section 1 - Purpose

         The purpose of the Executive Insurance Program ("EIP" or "Plan" is to enable Mine Safety Appliances Company (the "Company") to assist certain of the Company's senior management employees in providing life insurance benefits for their families and dependents during their working career with the Company and to provide them with additional flexibility and post-employment benefits upon their retirement from active employment with the Company. This result is to be accomplished by substituting, for eligible employees, all but $50,000 of group term life insurance with permanent life insurance. The major portion of the premium cost will be paid by the Company and the balance will be paid by the Participant.

    Section 2 - Definitions

         The following definitions shall apply for purposes of the Plan unless another meaning is clearly required by the context.

         "Beneficiary" shall mean any person, persons or entity who or which may be designated by a Participant as the recipient of any benefits to which the same may be entitled under the terms of the Plan upon the death of the Participant.

         "Board" shall mean the Board of Directors of the Company as it may be constituted from time to time.

         "Company" shall mean Mine Safety Appliances Company, including any subsidiaries or affiliates, or any successor thereto.

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         "Death Benefit" shall mean the gross amount payable by an
    Insurer under the terms of a policy issued hereunder upon the death of a Participant. A portion of the Death Benefit, referred to as the "Insurance Amount" (as listed in the "Table of Insurance
    Amounts" attached hereto), will be paid to the Participant's
    Beneficiaries and the balance paid to the Company.

         "Insurer" shall mean the Connecticut Mutual Life Insurance Company and/or any other insurance carrier selected by the Company to issue Policies hereunder and which is authorized to do business in the Commonwealth of Pennsylvania.

         "Participant" shall mean any member of senior management of the Company authorized by the Board to participate in the Plan.

         "Plan" shall mean the Executive Insurance Program described herein.

         "Policy" shall mean an insurance contract issued by an Insurer on the life of a Participant.

             "Retired Participant" shall mean a Participant who has terminated his active employment as an employee of the Company, under conditions which would then entitle the Participant to immediate receipt of either an Early, Normal, or Postponed Retirement benefit under the Company's Non-Contributory Pension Plan.

    Section 3 - Eligibility

             Those members of management who are eligible to participate in the Executive Insurance Program shall be the President of the Company and such other key members of senior management as shall be designated from time to time by the President of the Company and approved for participation by the Board of Directors.

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    Section 4 - Amount and Effective Date of Coverage

             The initial amount of life insurance coverage provided under the Plan to those selected for participation as of the effective date of the Plan shall be as described in the "Table of Insurance Amounts" attached hereto. The amount of life insurance provided to executives who are selected for participation after the effective date of the Plan shall be in an amount determined by the President and approved by the Board at the time of their selection.

             The effective date of insurance coverage hereunder shall be the later of the date of the employee's selection for participation herein or acceptance by the Insurer as a standard risk. The cancellation of a Participant's group term life insurance in excess of $50,000, and his actual participation in this Plan shall be conditioned upon his insurability in a standard risk category for the benefit to be provided herein or, if not insurable in a standard risk category, the acceptance by the Company of the non-standard risk category proposed by the Insurer.

             The Board reserves the right to change the amount of insurance on the life of any Participant from time to time, and any such change in the level of insurance shall be effective as of the later of the first day of the month coincident with or next following the effective date of the change or the date of acceptance by the Insurer of the new insurance amount at standard rates, or acceptance by the Company of an offer of insurance made by the Insurer at non-standard rates.

    Section 5 - Payment for Coverage

             The cost of the applicable amount of life insurance shall be borne jointly by the Company and the Participant as follows.

             The Company shall pay, not later than the due date therefor (including any "grace period"), the gross amount of
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    premium due under each Policy issued to fund the benefits of the
    Plan. Thereafter, each Participant shall reimburse the Company, by direct payment in cash or through payroll deduction, an amount equal to the Imputed Cost of Benefit ("ICOB"). The ICOB shall be determined by multiplying the Participant's Insurance Amount (expressed in one thousand dollar increments) by the "Unit Price" determined pursuant to "Table of Unit Values" attached hereto, based upon the age of the Participant as of the Policy anniversary date. Alternatively, there shall be substituted for the applicable Unit Price, the Insurer's initial issue, one-year term insurance standard risk rate, but only if such rate is lower than the otherwise applicable Unit Price.

    Section 6 - Payment of Proceeds Upon Death Prior to Retirement

             In the event of the death of the Participant prior to his retirement from the Company, the gross death benefit payable under the Policy shall be split between the Company and the Participant's Beneficiary. The Beneficiary shall receive an amount equal to the Insurance Amount and the Company shall receive the difference between the gross Death Benefit and the Insurance Amount. The amounts payable to the Company and the Beneficiary shall be paid directly to each payee by the Insurer directly from the Insurer.

    Section 7 - Options Upon Retirement of a Participant

             On or before the date on which a Participant becomes a Retired Participant, he shall be given the right to elect one of the following options with respect to his Insurance Amount.

             (1)  Maintain the Existing Arrangement.  Under this
    option the Executive Insurance Program would remain as it existed prior to the Participant's retirement except that the Retired Participant will not be required to reimburse the Company for any cost associated with the post-retirement coverage. For federal income tax purposes, however, a Retired Participant will be deemed
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    to have received taxable income equal to the "Imputed Cost of
    Benefit" described in Section 5, but the Death Benefit received by the Participant's Beneficiary will not be subject to federal income tax.

             (2) Company-Paid Post-Retirement Death Benefit. Alternatively, the Participant can elect not to continue the Executive Insurance Program, but in lieu thereof, can elect a non-insured post-retirement death benefit equal to the Insurance Amount in effect at the date of the Participant's retirement. Under this Option there is not imputed "cost of benefit" to the Retired Participant but the Death Benefit paid to the Participant's Beneficiary by the Company will be subject to federal income tax when received.

             (3) Supplemental Retirement Benefits. Rather than a continuation of the Death Benefit described in either Option 1 or Option 2 above, a Retired Participant can elect to receive a series of supplemental retirement payments which, in the aggregate, equal three-quarters (75%) of the pre-retirement Insurance Amount. Payment of the supplemental retirement benefits shall be made in a series of approximately equal monthly payments over a period of 15 years.

             The Supplemental Retirement Benefit Option may be elected by a Participant at any time on or after August 1, 1991. It shall be available to any Participant who retires on or after that date as well as to any previously Retired Participant who had previously elected either Option 1 or Option 2. If the supplemental retirement payments of Option 3 are elected, and in the event of the death of the Retired Participant prior to the completion of the 15-year payment period, the then unpaid installments shall continue to be paid to the Retired Participant's Beneficiary or, at the discretion of the Board, may be commuted and paid to such Beneficiary in a single sum.

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    Section 8 - Administration, Amendment, Termination

             The Board, or its delegate, shall be the "Administrator" of this Plan, and shall have full power and authority to interpret, construe and administer the same. Any such interpretation and construction shall be final and binding upon any and all parties in interest. In addition, the Board shall have the right to amend this Plan from time to time, and to terminate it at any time.

    Section 9 - Miscellaneous Matters

             (a) No Right to Assets. No Participant, Beneficiary or other person or entity claiming entitlement to any benefit from or through such person shall have any right to or title in any policy or any other asset obtained by the Company for the purpose of funding the benefits provided hereunder except as otherwise expressly provided herein.

             (b) Alienation. Except with respect to the designation of a Beneficiary to be the recipient of any death benefits hereunder, or the assignment of the incidents of ownership of any death benefits hereunder, the interest of Participants and their Beneficiaries under the Plan are not in any way subject to their debts or other obligations and may not be voluntarily or involuntarily sold, transferred, assigned, alienated or encumbered, and any attempt to do so shall be void.

             (c) Construction. The Plan shall be construed and administered according to the laws of the Commonwealth of Pennsylvania and any federal laws which may from time to time be applicable. Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would apply, and whenever any words are used in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings of sections of this
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    instrument are inserted for convenience of reference only and as such they constitute no part of this Plan and are not to be considered in the construction hereof.

             (d) Limitation of Benefit. All benefits hereunder except those described in Options 2 and 3 of Section 7 shall be payable solely by the Insurer(s) under the Policies issued hereunder, and the Company does not assume any liability or responsibility therefor or guarantee such benefits. The liability and responsibility of the Company are strictly limited to the provisions of this Plan.